EXHIBIT 2.8

            SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


        THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is made and entered into as of September 1, 2000, by and among MERCHANTONLINE.COM, INC., a Florida corporation ("Merchant"), INNOVONICS, INC., an Arizona corporation ("Target") and Dereck B. Clark (collectively, the "parties").

                                 R E C I T A L S

        A. The parties are signatories to that certain Agreement and Plan of Reorganization, dated April 24, 2000 as amended May 15, 2000 (the "Agreement"), pursuant to which Innovonics Acquisition Corp. merged with and into Target in a reverse triangular merger (the "Merger"), with Target the surviving corporation of the Merger.

        B. The parties desire to amend and modify certain of the terms of the Agreement as set forth herein.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the foregoing, and consummation of the Agreement, the parties hereto do hereby agree as follows:

1. Terms not defined herein shall have the meanings set forth in the Agreement.

2. Section 10.6 of the Agreement is amended in its entirety to read as follows:

        10.6 FUNDING ARRANGEMENTS. On or before September 1, 2000, Merchant shall deposit $200,000 into the Target's general operating account, or such other account as may be designated by Target (the "Target Account"). On or before September 15, 2000, Merchant shall deposit an additional $300,000 into the Target Account. Commencing October 1, 2000 and on the first day of each succeeding month through and including April 2001, Merchant shall deposit a minimum of an additional $200,000 in the Target Account. Such cash payments shall be treated as contributions to the capital of Target, and may be used as the President of Target may determine to be appropriate to fund budgeted operations of Target, including payments to fund the balance that Target owes for Target's purchase of an ASIC. Payments made by Merchant hereunder shall be credited toward Merchant's funding obligations set forth in Section 10.5(b) of the Agreement. Merchant understands and acknowledges that a failure to make any of the payments provided herein will trigger the right of the Target Stockholders to reacquire the outstanding shares of Target as provided in
Section 10.4 of the Agreement

3. All terms of the Agreement not modified by this Amendment shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above. This Amendment may be executed in counterparts, all of which together shall constitute one and the same instrument.

                                          INNOVONICS, INC.,
                                          an Arizona corporation




                                          By: /s/ DERECK B. CLARK
                                             ---------------------------------
                                             Dereck B. Clark, President


                                          MERCHANTONLINE.COM, INC.,
                                          a Florida corporation




                                          By: /s/ Tarek Kirschen
                                             ---------------------------------
                                             Tarek Kirschen, President


                                              /s/ DERECK B. CLARK
                                             ---------------------------------
                                             Dereck B. Clark,  individually and
                                             in his capacity as Target
                                             Stockholder Representative